Exhibit 99.1

WYNDHAM HOTELS & RESORTS

ANNOUNCES AGREEMENT WITH COREPOINT LODGING

PARSIPPANY, N.J., October 23, 2019 — Wyndham Hotels & Resorts (NYSE: WH) today announced that it has entered into an agreement with CorePoint Lodging Inc. (NYSE: CPLG) to collaborate on a number of new technology and operating initiatives, support CorePoint’s efforts to enhance its portfolio and resolve open issues between the two companies.

As part of the agreement, Wyndham will make payments of approximately $20 million to CorePoint, primarily over the next year, and CorePoint will commit to maintain cash operating reserves of approximately $20 million. Wyndham also will commit to developing enhanced automated revenue management, sales and reservations technology.  CorePoint agreed to pay Wyndham for the substantiated costs of the implementation of the Sabre SynXis property management system for CorePoint’s properties.   The agreement does not change the underlying fee structures set forth in the management and franchise agreements between the parties.

In late July, CorePoint had alleged that Wyndham had failed to meet certain requirements under the hotel management agreements pursuant to which Wyndham currently manages La Quinta-branded hotel properties owned by CorePoint. Wyndham denies the allegations made by CorePoint, and the agreement provides a mutual release of other claims made by both parties under existing agreements and reflects their continuing long-term relationship.

The two companies also agreed to finalize outstanding tax matters related to Wyndham’s May 2018 acquisition of La Quinta Holdings Inc. Pursuant to the acquisition agreement, Wyndham had temporarily retained $240 million of cash purchase price in order to make required payments to tax authorities, with the remainder to be released to CorePoint. As of June 30, 2019, Wyndham had provided $223 million to tax authorities, and Wyndham will release the remaining $17 million to CorePoint in November.

As a result of the agreement with CorePoint, Wyndham will record charges of approximately $26 million ($21 million after-tax) in the third quarter.  In particular, Wyndham will record a $6 million expense related to the resolution of the tax matters and a $20 million contra-revenue related to the payments that Wyndham is providing to CorePoint.  Wyndham considers these items to be transaction-related, so they will not impact Wyndham’s adjusted EBITDA, adjusted net income or adjusted earnings per share.

“We look forward to continuing to franchise and manage the hotels in CorePoint’s portfolio and to supporting CorePoint’s efforts to sell its non-core hotel assets, while retaining the franchise agreements with new owners interested in continuing to elevate the quality and performance of these hotels,” said Geoff Ballotti, Wyndham’s president and chief executive officer.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with approximately 9,200 hotels across more than 80 countries on six continents. Through its network of approximately 817,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers over 77 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements

This announcement contains “forward-looking statements” within the meaning of U.S. federal securities laws, including statements related to our resolution of issues with CorePoint Lodging Inc.  These statements are made on the basis of our views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update these statements.  Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Wyndham Hotels, including restructuring or strategic initiatives; risks related to our spin-off as a newly independent company; risks related to the acquisition and integration of La Quinta and the items described in this announcement; risks related to the timing and amount of future share repurchases and dividends as well as the risks set forth in Wyndham Hotels’  most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

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Contacts

Investors:
Matt Capuzzi	Media:
Vice President, Investor Relations	Dave DeCecco
973 753-6453	Group Vice President, Global Communications
ir@wyndham.com	973 753-7474
WyndhamHotelsNews@wyndham.com